Exhibit 99.1

Shake Shack Announces Fourth Quarter and Fiscal Year 2020 Financial Results
- Suburban Same-Shack Sales Improved From Down 16% in the Third Quarter 2020, to Nearly Flat in the Fourth Quarter 2020, Exiting the Fiscal Year with Positive Year-on-Year Growth
- Sales for Company-Owned Digital Channels Continued Strong Growth Through the Third Week of Fiscal February 2021, up ~300% Year to Date Compared to Prior Year
- 35-40 New Domestic Company-Operated Shack Openings Planned for 2021 with Unit Development Targeted to Accelerate to 45-50 Openings in 2022

NEW YORK, NY (Business Wire) — February 25, 2021 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and the fiscal year ended December 30, 2020, periods that included 14 and 53 weeks, respectively, as fiscal 2020 contained an additional operating week compared to fiscal 2019.
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “As we close the chapter on 2020, I'm so grateful and proud of the way our Shack family has overcome the obstacles that came our way, and led the continued recovery of our business while supporting each other and our communities. With much of the country still under varying degrees of lockdown, we're pleased to report revenue in the fourth quarter of $157.5 million, with same-Shack sales improving to down 17.4% compared to down 31.7% in the third quarter 2020. Looking at fiscal 2021, we were encouraged to see recovery momentum continue with same-Shack sales in fiscal January 2021 down only 5%, and with suburban Shacks delivering growth of 8% compared to last year. The first few weeks in fiscal February have been impacted by the cold weather and snowstorms across many parts of the country, with same-Shack sales down around 16% through the 17th of the fiscal month. We're just a few short weeks away from turning the dial on a full year of COVID impact, and beginning to compare against the hardest hit sales months of last year. Looking forward, our digital channels will continue to represent a sizeable opportunity for us to acquire new guests and we are focused on exciting new limited-time menu offerings and culinary collaborations.”

Garutti continued, “We are excited to accelerate unit growth and will be targeting between 35 and 40 new domestic Company-operated Shacks this year, while ramping up to 45 to 50 in fiscal 2022, representing in total, about a 45% increase to our year-end 2020 domestic Company-operated Shack count over the next two years. We believe we are uniquely positioned to exit this challenging period stronger and with greater opportunity than where we started. We have laid out a robust and accelerated development pipeline for fiscal 2021 and 2022, which will capture great real estate opportunities while encompassing our new Shack Track, curbside and drive-thru experiences. Additionally, we expect to open 15 to 20 new licensed Shacks in fiscal 2021 and 20 to 25 new licensed Shacks in fiscal 2022.”

Financial Highlights for the Fourth Quarter 2020:
▪Total revenue in the fourth quarter 2020 increased 4.0% to $157.5 million versus the same period last year, showing sequential improvement when compared to a decline of 17.3% in the third quarter 2020. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, total revenue in the fourth quarter 2020 decreased 3.3%.
▪Shack sales in the fourth quarter 2020 increased 4.6% to $152.5 million versus the same period last year, showing sequential improvement when compared to a decline of 17.1% in the third quarter 2020. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack sales of $10.7 million. Excluding the 53rd week, Shack sales in the fourth quarter 2020 decreased 2.8%.
▪Same-Shack sales1 continued to sequentially improve every month since fiscal April 2020, down 17.4% in the fourth quarter 2020 versus the same period last year, compared to down 31.7% in the third quarter 2020. In fiscal January 2021, same-Shack sales continued to recover, with a decline of 5% versus the same period last year. During the first three weeks of fiscal February 2021, same-Shack sales decreased to down 16%, impacted by severe winter weather. Within same-Shack sales:
•Suburban same-Shack sales were approximately flat during the fourth quarter 2020 versus the same period last year, compared to down 16% in the third quarter 2020, improving to up 8% in fiscal January 2021. During the first three weeks of fiscal February 2021, suburban same-Shack sales decreased to down 4%.
•Urban same-Shack sales were down 31% during the fourth quarter versus the same period last year, compared to down 43% in the third quarter 2020, improving to down 17% in fiscal January. During the first three weeks of fiscal February 2021, urban same-Shack sales decreased to down 27%. Furthermore, Manhattan was down 49% during the fourth quarter 2020 versus the same period last year, compared to down 60% in the third quarter 2020, and improving to down 38% in fiscal January 2021.
▪Licensed revenue in the fourth quarter 2020 decreased 10.6% to $5.0 million versus the same period last year, showing sequential improvement when compared to a decline of 23.8% in the third quarter 2020. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental licensed revenue of $0.4 million. Excluding the 53rd week, licensed revenue in the fourth quarter 2020 decreased 17.7%.

Exhibit 99.1

▪Shack system-wide sales in the fourth quarter 2020 increased 1.4% to $238.3 million versus the same period last year, showing sequential improvement when compared to down 18.4% in the third quarter 2020. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack system-wide sales of $17.7 million. Excluding the 53rd week, Shack system-wide sales in the fourth quarter 2020 decreased 6.2%.
▪Operating loss in the fourth quarter 2020 was $12.2 million, compared to operating income of $0.5 million in the same period last year, showing a decline when compared to an operating loss of $6.8 million in the third quarter 2020, as we ramped up general and administrative expenses in support of anticipated accelerated Shack growth in fiscal 2021 and thereafter. This operating loss includes a non-cash impairment charge of $6.5 million related to one Shack and expansion space of the Company's home office.
▪Shack-level operating profit2, a non-GAAP measure, decreased 17.9% to $24.4 million, or 16.0% of Shack sales in the fourth quarter 2020, versus a Shack-level operating profit of $18.7 million, or 14.8% of Shack sales in the third quarter 2020, inclusive of a $0.9 million reduction in Occupancy and related expenses due to the closure of our Shack in Penn Station.
▪Net loss was $20.3 million and adjusted EBITDA2, a non-GAAP measure, was $9.2 million in the fourth quarter 2020, compared to net loss of $2.1 million and adjusted EBITDA of $14.8 million in the same period last year.
▪Net loss attributable to Shake Shack Inc. was $19.4 million and adjusted pro forma net loss2, a non-GAAP measure, was $1.3 million, or a loss of $0.03 per fully exchanged and diluted share in the fourth quarter 2020, compared to net loss attributable to Shake Shack Inc. of $2.1 million, adjusted pro forma net income of $2.2 million, or $0.06 per fully exchanged and diluted share, in the same period last year.
▪The Company opened 13 net system-wide Shacks in the fourth quarter 2020, comprised of 8 domestic Company-operated Shacks and 5 net licensed Shacks. As of the end of the fourth quarter there were 183 Company-operated domestic Shacks and 128 global licensed Shacks compared to 163 and 112, respectively, versus the prior year.
▪Cash and marketable securities on hand was $183.8 million as of December 30, 2020.

Financial Highlights for the Fiscal Year 2020:
▪Total revenue for the fiscal year ended December 30, 2020 decreased 12.1% to $522.9 million versus the prior year. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, total revenue in fiscal year 2020 decreased 13.9%.
▪Shack sales for the fiscal year ended December 30, 2020 decreased 11.9% to $506.3 million versus the prior year. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack sales of $10.7 million. Excluding the 53rd week, Shack sales in fiscal year 2020 decreased 13.7%.
▪Same-Shack sales1 decreased 27.8%, for the fiscal year ended December 30, 2020 versus the prior year.
▪Licensed revenue for the fiscal year ended December 30, 2020 decreased 16.9% to $16.5 million versus the prior year. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental licensed revenue of $0.4 million. Excluding the 53rd week, licensed revenue in fiscal year 2020 decreased 18.9%.
▪Shack system-wide sales decreased 13.0% to $778.9 million, versus the prior year. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack system-wide sales of $17.7 million. Excluding the 53rd week, Shack system-wide sales in the fiscal year 2020 decreased 15.0%.
▪Operating loss for the fiscal year ended December 30, 2020 was $43.9 million compared to operating income of $25.7 million versus the same period last year. This operating loss includes a non-cash impairment charge of $7.6 million related to two Shacks and the expansion space of the Company's home office.
▪Shack-level operating profit2, a non-GAAP measure, decreased 44.2% to $71.4 million, or 14.1% of Shack sales in fiscal year 2020, inclusive of a $0.9 million reduction in Occupancy and related expenses due to the closure of our Shack in Penn Station.
▪Net loss was $45.5 million and adjusted EBITDA2, a non-GAAP measure, was $22.7 million in fiscal year 2020, compared to net income of $24.1 million and adjusted EBITDA of $81.8 million in the same period last year.
▪Net loss attributable to Shake Shack Inc was $42.2 million and adjusted pro forma net loss2, a non-GAAP measure, was $22.3 million, or a loss of $0.56 per fully exchanged and diluted share in fiscal year 2020, compared to net income attributable to Shake Shack Inc. of $19.8 million, adjusted pro forma net income of $27.4 million, or $0.72 per fully exchanged and diluted share, in the same period last year.
▪The Company opened 36 net system-wide Shacks, comprised of 20 domestic Company-operated Shacks and 16 net licensed Shacks. In the fourth quarter 2020, the Company was notified by its landlord of the early termination of the Company's lease at Penn Station, NY. The termination was due to the landlord’s plans to redevelop the Long Island Rail Road Concourse following the successful completion of the East End Gateway and opening of the Moynihan Train Hall. This closure is effective as of fiscal February 2021

1 Fiscal 2020 excludes the impact of the 53rd week. Same-Shack sales compares the 52 weeks from December 26, 2019 through December 23, 2020 to the 52 weeks from December 27, 2018 through December 25, 2019. In order to compare like-for-like periods for fiscal 2021, same-Shack sales will compare the 52 weeks from December 31, 2020 through December 29, 2021 to the 52 weeks from January 2, 2020 through December 30, 2020.
2 Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income (loss) are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss), adjusted EBITDA to net income (loss), and adjusted pro forma net income (loss) to net income (loss) attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Exhibit 99.1

Fourth Quarter 2020 Review
Total revenue, which includes Shack sales and licensing revenue, increased 4.0% from the fourth quarter of 2019 to $157.5 million in the fourth quarter of 2020. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, total revenue in the fourth quarter 2020 decreased 3.3%. Total revenue has shown steady and significant improvement when compared to a decline of 17.3% during the third quarter.

Shack sales for the fourth quarter of 2020 were $152.5 million, an increase of 4.6% from the same quarter last year, inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack sales of $10.7 million. Excluding the 53rd week, Shack sales in the fourth quarter 2020 decreased 2.8%. This 2.8% decrease was due to a decline in same-Shack sales due to the impact from the COVID-19 pandemic, partially offset by the opening of 20 new domestic Company-operated Shacks between December 25, 2019 and December 30, 2020.

Same-Shack sales improved across all regions on a sequential basis in the fourth quarter 2020 when compared to the third quarter 2020, with performance driven by increases in in-Shack dining in both urban and suburban Shacks, combined with high levels of digital sales. Most notably, same-Shack sales improved sequentially in each of the last nine months of fiscal 2020, and through fiscal January 2021. During the fourth quarter of fiscal 2020, same-Shack sales were down 17.4% compared to the same period last year, with the Company's urban Shacks down 31% and suburban Shacks approximately flat compared to the same period last year. Similar to prior years, in mid-December menu prices increased approximately 2% on average across all Company-operated Shacks. The Company's fourth quarter 2020 same-Shack sales reflect sequential improvement from the prior quarter, during which same-Shack sales were down 31.7%, with urban Shacks down 43% and suburban Shacks down 16%. Subsequent to the fourth quarter of 2020, in fiscal January 2021, same-Shack sales were down 5%, with the Company's urban Shacks down 17% and suburban Shacks up 8% compared to the same period last year. In the beginning of fiscal February 2021, trends were impacted by cold weather and snowstorms across many parts of the country, causing more than 130 full or partial lost operating days from Shack closures. Through the first three weeks of fiscal February 2021, same-Shack sales were down 16%, with the Company's urban Shacks down 27% and suburban Shacks down 4% compared to the same period last year. As expected, urban locations are still acutely impacted by the pandemic and suburban locations are recovering to pre-COVID sales levels quicker. New York City, particularly Manhattan, continues to lag other regions and the Company expects this to be an ongoing trend until offices return and business and tourism traffic fully recover.

Two domestic Company-operated Shacks were temporarily closed as of the end of the fourth quarter 2020. As of the end of the fourth quarter 2020, approximately half of the Company's domestic Company-operated Shacks had open dining rooms with varying capacity restrictions, with the majority of Shacks also utilizing outdoor patio space, whenever possible.

During the fourth quarter of 2020, total digital sales, including orders placed on the Shake Shack app, website and third party delivery platforms, represented 59% of total Shack sales, with this trend continuing through the start of fiscal 2021, with digital sales mix at 64% in fiscal January 2021 and 63% during the first three weeks of fiscal February 2021. In fiscal 2021 through the first three weeks of fiscal February 2021, Company-owned app and web sales increased approximately 300% compared to the same period in the prior year. The Company has added over 2 million first-time purchasers to the Company-owned app and web channels between mid-March 2020 and the end of fiscal January 2021.

The following table presents fiscal monthly information about the Company's current trends in Shack sales.

	Fiscal 2020										Fiscal 2021
	First Quarter	Second Quarter			Third Quarter			Fourth Quarter			First Quarter
(dollar amounts in thousands)	Mar 25	Apr 22	May 20	Jun 24	Jul 22	Aug 19	Sep 23	Oct 21	Nov 18	Dec 30(1)	Jan 27	Feb 17(2)
Average weekly sales	$56	$32	$50	$52	$56	$59	$61	$62	$62	$62	$63	$60
Total year-over-year sales growth (decline)	(11)%	(56)%	(32)%	(32)%	(23)%	(20)%	(10)%	(5)%	(3)%	18%	(6)%	(2)%
Same-Shack sales %(3)	(29)%	(64)%	(42)%	(42)%	(39)%	(34)%	(23)%	(21)%	(17)%	(15)%	(5)%	(16)%

(1)    When excluding the impact of the 53rd week, total year-over-year sales were down 1%.
(2)    Represents the first three weeks of fiscal February 2021.
(3)    "Same-Shack sales" or “SSS” represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted. For fiscal December, same-Shack sales excludes the impact of the sixth week and compares the five weeks from November 19, 2020 through December 23, 2020 to the five weeks from November 21, 2019 through December 25, 2019.

Average weekly sales were $62,000 in the fourth quarter 2020, a 6.9% increase compared to the third quarter 2020. This improvement is in addition to typically lower seasonal average weekly sales during the fourth quarter of any given year, and it continued through fiscal January 2021 with average weekly sales of $63,000. During the first three weeks of fiscal February 2021, average weekly sales were $60,000, reflecting the impact of cold weather and snowstorms, which affected nearly all regions.

Exhibit 99.1

Licensing revenue in the fourth quarter of 2020 was $5.0 million, a decrease of 10.6% from $5.6 million in the fourth quarter 2019, due to reduced sales related to the COVID-19 pandemic, partially offset by a net increase of 16 Shacks opening between December 25, 2019 and December 30, 2020. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental licensed revenue of $0.4 million. Excluding the 53rd week, licensed revenue in the fourth quarter 2020 decreased 17.7%. The Company's domestic licensed business still faces significant headwinds, with airport and stadium Shacks still either closed or at significantly reduced traffic. As of the end of fiscal 2020, 17 licensed Shacks remained temporarily closed. Furthermore, approximately half of the UK Shacks were closed as of the end of fiscal 2020, as the government maintained lockdowns to control the virus spread. The following table presents fiscal monthly information about the Company's licensed sales trends.

	Fiscal 2020										Fiscal 2021
	First Quarter	Second Quarter			Third Quarter			Fourth Quarter			First Quarter
(dollar amounts in millions)	Mar 25	Apr 22	May 20	Jun 24	Jul 22	Aug 19	Sep 23	Oct 21	Nov 18	Dec 30(1)	Jan 27	Feb 17(2)
Weekly licensed sales(3)	$4.6	$2.0	$2.4	$3.5	$4.6	$5.4	$5.7	$5.9	$5.9	$6.4	$5.6	$6.0
Total year-over-year licensed sales growth (decline)	13%	(65)%	(58)%	(47)%	(32)%	(23)%	(9)%	(10)%	(10)%	4%	(27)%	(7)%
Number of open licensed Shacks	96	56	59	91	98	104	105	107	106	106	107	108

(1)    When excluding the impact of the 53rd week, total year-over-year licensed sales were down 15%.
(2)    Represents the first three weeks of fiscal February 2021.
(3)    Weekly licensed sales is an operating measure and consists of sales from domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

During the fourth quarter of 2020, the Company opened eight new domestic Company-operated Shacks and seven new international licensed Shacks. These openings were partially offset by the COVID-related closure of two international licensed Shacks.

Location	Type	Opening Date
Singapore — Suntec City	International Licensed	September 30
Murray, UT — Fashion Place	Domestic Company-Operated	October 1
Madison, WI — Hilldale Center	Domestic Company-Operated	October 5
Abu Dhabi, UAE — Dalma Mall	International Licensed	October 5
Pasadena, CA — Pasadena	Domestic Company-Operated	October 12
White Plains, NY — The Westchester	Domestic Company-Operated	October 26
Makati, Philippines — Greenbelt, Legazpi Village	International Licensed	October 29
Mexico City, Mexico — Terraza Coapa	International Licensed	November 5
Houston, TX — The Woodlands	Domestic Company-Operated	November 19
South Korea — Daejeon Dunsan	International Licensed	November 20
VivoCity, Singapore — VivoCity	International Licensed	December 1
Oakland, CA — Oakland	Domestic Company-Operated	December 8
Denver, CO — Cherry Creek	Domestic Company-Operated	December 10
Edgewater, CO — Edgewater	Domestic Company-Operated	December 19
Beijing China — Xidan	International Licensed	December 21
Operating loss for the fourth quarter of 2020 was $12.2 million, resulting in a negative operating loss margin of 7.8% compared to operating income of $0.5 million, or an operating margin of 8.4% for the fourth quarter 2019. For the fourth quarter of 2020, Shack-level operating profit, a non-GAAP measure, was $24.4 million, or 16.0% as a percentage of Shack sales, compared to Shack-level operating profit of $18.7 million, or 14.8% of Shack sales in the third quarter 2020. The year-over-year decrease in Shack-level operating profit was primarily due to sales deleverage resulting from the impact of the COVID-19 pandemic. In addition this decrease was also driven by higher delivery commissions as a result of digital sales growth, a number of incremental payroll costs to support Shack employees and increased paper and packaging costs as a result of packaging all orders as 'to go' orders. A reconciliation of Shack-level operating profit to Operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
•General and administrative expenses decreased 0.8% to $19.1 million in the fourth quarter of 2020 from $19.2 million in the fourth quarter 2019. This was primarily due to disciplined cost reduction across the majority of discretionary spend categories including travel and professional services partially offset by increased home office compensation expense as the Company continues to invest in its teams in support of accelerated growth ahead. As a percentage of total revenue, general and administrative expenses decreased to 12.1% for the fourth quarter of 2020 from 12.7% in the fourth quarter 2019, primarily due to lower travel and professional services partially offset by increased investments in our home office teams.

Exhibit 99.1

Fiscal 2021 Outlook
Given the substantial uncertainty and resulting material economic impact caused by the COVID-19 pandemic, the Company is not providing full guidance for the fiscal year ending December 29, 2021. The timing of return to pre-COVID sales levels is highly dependent upon the return of the high traffic areas that contributed to many of the strongest Shack sales, including those most reliant on travel, schools, offices and major gatherings, as well as ultimately, fully open dining rooms. The timing of that recovery remains unknown today. As the Company approaches the one year mark in mid-March 2021 since the initial and extensive impact of COVID-19, it remains cautious about the near-term sales outlook, especially in its urban business.

Current 2021 Outlook
Domestic Company-operated Shack openings	35 to 40
Licensed Shack openings	15 to 20
Total general and administrative expenses(1)	$83 million to $86 million
Equity-based compensation	approximately $10 million
Depreciation expense	$60 million to $63 million
Pre-opening costs	$14 million to $15 million
(1)    Includes approximately $9 million of the approximately $10 million total Equity-based compensation.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2020 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until March 3, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13714977.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic Company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Weekly licensed sales” is calculated by dividing the total sales for the period for all licensed Shacks by the number of weeks in the period.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income (loss) before interest expense (net of interest income), income tax expense (benefit), and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income (loss) before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.

Exhibit 99.1

"Adjusted pro forma net income (loss)," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, chicken sandwiches, hot dogs, crinkle cut fries, shakes, frozen custard, beer and wine. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to approximately 310 locations in 30 U.S. States and the District of Columbia, including more than 105 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.
Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com

Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook and operating performance for fiscal 2021, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Form 10-K for the fiscal year ended December 25, 2019 and the Company's Form 10-Q filed for the fiscal quarter ended June 24, 2020, filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Exhibit 99.1

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 30 2020 (1)		December 25 2019		December 30 2020 (1)		December 25 2019
Shack sales	$152,484	96.8%	$145,814	96.3%	$506,339	96.8%	$574,625	96.7%
Licensing revenue	5,026	3.2%	5,621	3.7%	16,528	3.2%	19,894	3.3%
TOTAL REVENUE	157,510	100.0%	151,435	100.0%	522,867	100.0%	594,519	100.0%
Shack-level operating expenses(2):
Food and paper costs	45,841	30.1%	43,127	29.6%	153,335	30.3%	168,176	29.3%
Labor and related expenses	46,217	30.3%	41,920	28.7%	156,814	31.0%	160,811	28.0%
Other operating expenses	22,394	14.7%	17,899	12.3%	73,220	14.5%	69,169	12.0%
Occupancy and related expenses	13,618	8.9%	13,142	9.0%	51,592	10.2%	48,451	8.4%
General and administrative expenses	19,080	12.1%	19,229	12.7%	64,250	12.3%	65,649	11.0%
Depreciation expense	12,568	8.0%	11,153	7.4%	48,801	9.3%	40,392	6.8%
Pre-opening costs	2,781	1.8%	4,156	2.7%	8,580	1.6%	14,834	2.5%
Impairment and loss on disposal of assets	7,227	4.6%	321	0.2%	10,151	1.9%	1,352	0.2%
TOTAL EXPENSES	169,726	107.8%	150,947	99.7%	566,743	108.4%	568,834	95.7%
OPERATING INCOME (LOSS)	(12,216)	(7.8)%	488	0.3%	(43,876)	(8.4)%	25,685	4.3%
Other income (loss), net	(1,121)	(0.7)%	1,004	0.7%	(786)	(0.2)%	2,263	0.4%
Interest expense	(118)	(0.1)%	(132)	(0.1)%	(815)	(0.2)%	(434)	(0.1)%
INCOME (LOSS) BEFORE INCOME TAXES	(13,455)	(8.5)%	1,360	0.9%	(45,477)	(8.7)%	27,514	4.6%
Income tax expense	6,859	4.4%	3,433	2.3%	57	—%	3,386	0.6%
NET INCOME (LOSS)	(20,314)	(12.9)%	(2,073)	(1.4)%	(45,534)	(8.7)%	24,128	4.1%
Less: net income (loss) attributable to non-controlling interests	(886)	(0.6)%	20	—%	(3,376)	(0.6)%	4,301	0.7%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(19,428)	(12.3)%	$(2,093)	(1.4)%	$(42,158)	(8.1)%	$19,827	3.3%

Earnings (loss) per share of Class A common stock:
Basic	$(0.50)		$(0.06)		$(1.14)		$0.63
Diluted	$(0.50)		$(0.06)		$(1.14)		$0.61
Weighted-average shares of Class A common stock outstanding:
Basic	38,513		33,877		37,129		31,381
Diluted	38,513		33,877		37,129		32,251

(1)    The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2020 was a 53-week year. The fourth quarter and fiscal year 2020 each contained an extra operating week.
(2)    As a percentage of Shack sales.

Exhibit 99.1

SHAKE SHACK INC.
SELECTED BALANCE SHEET AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	December 30 2020	December 25 2019
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$146,873	$37,099
Marketable securities	$36,887	$36,508
Total assets	$1,145,348	$968,268
Total liabilities	$710,855	$646,283
Total equity	$434,493	$321,985

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30 2020	December 25 2019	December 30 2020	December 25 2019
SELECTED OPERATING DATA:
Same-Shack sales %(1)	(17.4)%	(3.6)%	(27.8)%	1.3%
Shacks in the comparable base	114	85	114	85

Shack system-wide sales(2)	$238,292	$235,049	$778,861	$895,288

Average weekly sales
Domestic Company-operated	$62	$71	$58	$79

Average unit volumes(1):
Domestic Company-operated	n/a	n/a	$3,020	$4,090
International licensed	n/a	n/a	$2,766	$3,367

Shack-level operating profit(3)	$24,414	$29,726	$71,378	$128,018
Shack-level operating profit margin(3)	16.0%	20.4%	14.1%	22.3%

Adjusted EBITDA(3)	$9,150	$14,798	$22,739	$81,840
Adjusted EBITDA margin(3)	5.8%	9.8%	4.3%	13.8%

Capital expenditures	$22,036	$25,603	$69,038	$106,507

Shack counts (at end of period):
System-wide	311	275	311	275
Domestic Company-operated	183	163	183	163
Domestic licensed	22	22	22	22
International licensed	106	90	106	90

(1)    Excludes the impact of the 53rd week.
(2)    Shack system-wide sales is an operating measure and consists of sales from the Company's domestic Company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic Company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.
(3)    Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss) and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Exhibit 99.1

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as General and administrative expenses and Pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to Operating income (loss), the most directly comparable GAAP financial measure, is set forth below.

Exhibit 99.1

	Fiscal Quarter Ended		Fiscal Year Ended
(dollar amounts in thousands)	December 30 2020(1)	December 25 2019	December 30 2020(1)	December 25 2019
Operating income (loss)(2)	$(12,216)	$488	$(43,876)	$25,685
Less:
Licensing revenue	5,026	5,621	16,528	19,894
Add:
General and administrative expenses	19,080	19,229	64,250	65,649
Depreciation expense	12,568	11,153	48,801	40,392
Pre-opening costs	2,781	4,156	8,580	14,834
Impairment and loss on disposal of assets(3)	7,227	321	10,151	1,352
Shack-level operating profit	$24,414	$29,726	$71,378	$128,018

Total revenue	$157,510	$151,435	$522,867	$594,519
Less: licensing revenue	5,026	5,621	16,528	19,894
Shack sales	$152,484	$145,814	$506,339	$574,625

Shack-level operating profit margin(4)	16.0%	20.4%	14.1%	22.3%
(1)    The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2020 was a 53-week year and fiscal year 2019 was a 52-week year. The fourth quarter and fiscal year 2020 each contained an extra operating week.
(2)    For the fourth quarter and fiscal 2020, Operating income (loss) included a $0.9 million reduction in Occupancy and related expenses due to the closure of the Company's Shack in Penn Station.
(3)    For the fourth quarter of 2020, this amount includes a non-cash impairment charge of $6.5 million related to one Shack and the Company's home office. For the full year ended fiscal 2020, this amount includes a non-cash impairment charge of $7.6 million related to two Shacks and the Company's home office.
(4)    As a percentage of Shack sales.

Exhibit 99.1

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
EBITDA and Adjusted EBITDA
EBITDA is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease cost, Impairment loss on the disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to Net income (loss), the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands)	December 30 2020 (1)	December 25 2019	December 30 2020 (1)	December 25 2019
Net income (loss)	$(20,314)	$(2,073)	$(45,534)	$24,128
Depreciation expense	12,568	11,153	48,801	40,392
Interest expense, net	118	132	815	434
Income tax expense	6,859	3,433	57	3,386
EBITDA	(769)	12,645	4,139	68,340

Equity-based compensation	1,502	1,761	5,560	7,600
Amortization of cloud-based software implementation costs(2)	358	205	1,444	312
Deferred lease costs(3)	(315)	565	92	2,608
Impairment and loss on disposal of assets(4)	7,227	321	10,151	1,352
Other (income) loss related to the adjustment of liabilities under tax receivable agreement	1,147	(794)	1,147	(808)
Executive transition costs(5)	—	—	150	126
Project Concrete(6)	—	80	(229)	2,111
Hong Kong office(7)	—	15	—	199
Other(8)	—	—	285	—
ADJUSTED EBITDA	$9,150	$14,798	$22,739	$81,840

Adjusted EBITDA margin(9)	5.8%	9.8%	4.3%	13.8%

(1)    The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2020 was a 53-week year and fiscal year 2019 was a 52-week year. The fourth quarter and fiscal year 2020 each contained an extra operating week.
(2)    Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within General and administrative expenses.

Exhibit 99.1

(3)    Reflects the extent to which lease expense is greater than or less than contractual fixed base rent. For the fourth quarter and full year of fiscal 2020, this amount included a $0.9 million reduction in Occupancy and related expenses related to the closing of the Company's Shack in Penn Station.
(4)    For the fourth quarter of 2020, this amount includes a non-cash impairment charge of $6.5 million related to one Shack and the Company's home office. For the full year ended fiscal 2020, this amount includes a non-cash impairment charge of $7.6 million related to two Shacks and the Company's home office.
(5)    Represents fees paid in connection with the search and hiring of certain executive and key management positions.
(6)    Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(7)    Represents costs associated with establishing the Company's first international office in Hong Kong.
(8)    Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(9)    Calculated as a percentage of total revenue, which was $157.5 million and $522.9 million for the fourth quarter and fiscal year ended December 30, 2020, respectively, and $151.4 million and $594.5 million for the fourth quarter and fiscal year ended December 25, 2019, respectively.

Exhibit 99.1

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
Adjusted Pro Forma Net Income (Loss) and Adjusted Pro Forma Earnings (Loss) Per Fully Exchanged and Diluted Share
Adjusted pro forma net income (loss) represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings (loss) per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income (loss) by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income (loss) attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings (loss) attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income (loss) attributable to Shake Shack Inc. Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income (loss) to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings (loss) per fully exchanged and diluted share are set forth below.

Exhibit 99.1

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands, except per share amounts)	December 30 2020(1)	December 25 2019	December 30 2020(1)	December 25 2019
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$(19,428)	$(2,093)	$(42,158)	$19,827
Adjustments:
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of LLC Interests(2)	(886)	20	(3,376)	4,301
Executive transition costs(3)	—	—	150	126
Project Concrete(4)	—	80	(229)	2,111
Hong Kong office(5)	—	15	—	199
Other (income) loss related to the adjustment of liabilities under tax receivable agreement	1,147	(794)	1,147	(808)
Asset impairment charge(6)	6,512	—	7,644	—
Reduction in Occupancy and related expenses due to Shack closure(7)	(897)	—	(897)	—
Tax effect of change in tax basis related to the adoption of new accounting standards(8)	—	—	—	1,161
Income tax benefit(9)	12,262	4,924	15,089	446
Other(10)	—	—	285	—
Adjusted pro forma net income (loss)	$(1,290)	$2,152	$(22,345)	$27,363

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	38,513	33,877	37,129	32,251
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	3,010	3,665	3,096	5,921
Dilutive effect of stock options	—	805	—	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	41,523	38,347	40,225	38,172

Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$(0.03)	$0.06	$(0.56)	$0.72

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30 2020(1)	December 25 2019	December 30 2020(1)	December 25 2019
Earnings (loss) per share of Class A common stock - diluted	$(0.50)	$(0.06)	$(1.14)	$0.61
Assumed exchange of LLC Interests for shares of Class A common stock(2)	0.02	0.01	0.01	0.02
Non-GAAP adjustments(11)	0.45	0.12	0.57	0.09
Dilutive impact of stock options	—	(0.01)	—	—
Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$(0.03)	$0.06	$(0.56)	$0.72

(1)    The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2020 was a 53-week year. The fourth quarter and fiscal year 2020 each contained an extra operating week.
(2) Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income (loss) attributable to non-controlling interests.
(3)    Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.
(4)    Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(5)    Represents costs associated with establishing the Company's first international office in Hong Kong.
(6)    For the fourth quarter of 2020, this amount includes a non-cash impairment charge of $6.5 million related to one Shack and the Company's home office. For the full year ended fiscal 2020, this amount includes a non-cash impairment charge of $7.6 million related to two Shacks and the Company's home office.
(7)    For the fourth quarter and full year of fiscal 2020, this amount included a reduction of $0.9 million in Occupancy and related expenses due to the closure of the Company's Shack in Penn Station.
(8)    Represents tax effect of change in tax basis related to the adoption of the new lease accounting standard for the fiscal year ended December 25, 2019.
(9)    Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 80.7% and 40.2% for the fiscal quarter and year ended December 30, 2020, respectively, and (225.6)% and 6.1% for the fiscal quarter and year ended December 25, 2019, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.
(10)    Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(11)    Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income (Loss) above for further details.